Exhibit 10.16

500 Expressway Drive South, Brentwood, NY 11717
Phone: 631.231.4600
Fax: 631.404.3899
www.medical-action.com

February 28, 2012

Mr. John Sheffield
[______________]
[______________]

Dear John:

It is with extreme pleasure that on behalf of Medical Action Industries Inc. I am able to offer you the opportunity of becoming a valuable member of our team.  Per our discussions, I have outlined in this letter the proposed terms of your employment with Medical Action Industries Inc.

You will be employed by Medical Action as Chief Financial Officer.  Your mutually agreed upon start date will be on or about March 12, 2012.  You will be entitled to receive a starting bi-weekly salary of $10,576.92 (with applicable deductions for withholding taxes, FICA, etc.).  A bi-weekly car allowance of $576.92 will also be extended.  In addition, we offer you the opportunity of earning an additional 50% in bonus opportunity by participating in our FY 2013 Management Incentive Program.  The specific terms of this program will be mutually agreed upon within the first thirty (30) days of your employment with Medical Action.

In addition, we will recommend to the Board of Directors as soon as practicable after the commencement of your employment, a Change of Control Agreement, and the granting to you of options to purchase 30,000 shares of Medical Action’s common stock in accordance with the Company’s Stock Incentive Plan.  The exercise price for all grants of stock options shall be determined by the closing price for the Company’s common stock on the day prior to each grant and this option grant will vest over four (4) years.  You will have the opportunity to earn additional option grants year over year as part of our Management Incentive Program.

As an integral part of our management team, you will be entitled to regular vacations during each year of four (4) weeks in the aggregate.  You will also be eligible to participate in the Company’s health, dental and vision plans, life insurance, 401(k) plan, and such future employee benefit plans of the Company.  In addition, Medical Action agrees to reimburse you for your COBRA costs for a period of two (2) months.  A benefits package will be sent under separate cover upon receipt of signed offer letter.

The above offer is contingent on your successful completion of a background check, drug screen and your acceptance of our Confidentiality and Non-Solicitation agreement.

Once again, we are extremely pleased to be able to offer you this compensation package and we look forward to the opportunity of working with you and developing the strategies that will allow Medical Action to meet its future goals of growth, diversification and profitability.  Please review and sign this letter as acknowledgement and acceptance of this offer of employment.  If you have any questions, please don’t hesitate to call me.  You may reach me at [_________].

500 Expressway Drive South, Brentwood, NY 11717
Phone: 631.231.4600
Fax: 631.404.3899
www.medical-action.com

Sincerely,

/s/ Paul D. Meringolo

Paul D. Meringolo
President & CEO

Accepted By:

/s/ John Sheffield
John Sheffield

Cc:  Laurie Darnaby, SPHR

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